Exhibit 99.1

FOR IMMEDIATE RELEASE

May 17, 2010

Congaree State Bank Names Charles A. Kirby as President/CEO. Charles A. Kirby will join Congaree State Bank and Congaree Bancshares, Inc. as President/CEO of both entities on June 1, 2010 at the Bank’s Business Center located at 1219 Knox Abbott Drive.

Kirby, who has over thirty years in the financial services industry of which over twenty years were spent serving the Lexington county market, will oversee the operations, planning, policies and practices as well as a variety of other strategic objectives. He will report directly to the board of directors of both entities.

“The current economic condition has created a very challenging environment for the financial services industry. Congaree State Bank is no exception; however, we have the advantage of serving one of the strongest markets in South Carolina,” commented Kirby.  “Our commitment to community banking along with the support of our local clients and shareholders will bring us through this difficult economic environment.”

Kirby started his banking career with First National Bank of SC and served in several credit administration areas. He subsequently joined Lexington State Bank in 1984, rising to Executive Officer and Senior Vice President responsible for the credit function and Branch Administration of the bank.  After Lexington State Bank was acquired by BB&T, Kirby remained in Lexington as Area Executive responsible for the commercial market in Lexington, Newberry and McCormick counties. He retired from BB&T in January of 2009.

“We are really looking forward to Charlie joining the Bank,” commented Danny Scott, Chairman of the Board for Congaree State Bank and Congaree Bancshares, Inc. “Charlie will bring a wealth of experience as well as exceptional leadership skills. He has worked this market for a long time and he is very familiar with it. We look forward to the banking relationships he will continue in our community. Congaree State Bank will be in very capable hands.”

“At the core of Congaree State Bank’s success is the long-term relationships they have built with so many of the customers and businesses throughout their market. The philosophy of superior customer service will continue to be the driving force,” states Kirby.

Congaree State Bank, founded in 2006, offers services for both business and consumer markets, including checking and savings accounts, loan and mortgage services and business banking. For more information on Congaree State Bank, please visit our website CongareeStateBank.com.

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FOR MORE INFORMATION CALL:

Julie Coyle

Director of Marketing

Congaree State Bank

803.794.2265 x122

803.807.0681 cell

juliecoyle@congareestatebank.com